EXHIBIT 99.1

DELTA FILES PLAN OF REORGANIZATION,
INTENDS TO EMERGE FROM CHAPTER 11 IN SPRING 2007

Delta Board of Directors Unanimously Rejects
Unsolicited Merger Proposal from US Airways

Standalone Plan Will Provide Superior Value to Creditors
Faster, With Greater Certainty than US Airways Proposal

ATLANTA, GA December 19, 2006 - Delta Air Lines (“Delta”)(Other OTC: DALRQ) today announced that its Board of Directors has unanimously concluded that the Company’s creditors, as well as its other stakeholders, are best served by moving forward with the Company’s standalone Plan of Reorganization (the “Plan”). Accordingly, the Company today filed its standalone Plan and a related Disclosure Statement (“the Disclosure Statement”) with the U.S. Bankruptcy Court for the Southern District of New York. The Company intends to emerge from Chapter 11 in the spring of 2007.

The Disclosure Statement includes an overview of Delta’s five-year business plan, which is intended to enable Delta to maintain and improve its competitive cost structure, to further strengthen its financial position and to achieve a profitable, long-term future. In particular, the business plan projects that Delta will achieve significant increases in cash flow, operating margin and net income, driven by the Company’s success in increasing revenue, reducing costs and lowering debt.

The Disclosure Statement also includes a valuation analysis prepared by Delta’s financial advisor, The Blackstone Group, which estimates a consolidated equity value for the Company of approximately $9.4 billion to $12.0 billion. These values would result in a recovery for Delta’s unsecured creditors of approximately 63% to 80% of their allowed claims, subject to certain assumptions and adjustments as detailed in the Plan.i

Delta also announced today that its Board of Directors, with the full support of the Company’s management team, has unanimously rejected the unsolicited merger proposal made by US Airways (NYSE:LCC) on November 15, 2006 (the “US Airways proposal”). The Board concluded that Delta’s standalone Plan will provide the Company’s creditors with superior value and greater certainty on a much faster timetable than the US Airways proposal. As detailed below, the US Airways proposal: is structurally flawed and cannot be executed as claimed due to overwhelming antitrust and labor issues; would harm consumers and communities due to its substantial anticompetitive effects; relies on claimed synergies that are premised on flawed economic assumptions; would burden the combined company with a precariously high debt load; and would reverse Delta’s progress and erode the value of the Delta brand. Finally, US Airways continues to experience significant integration problems and has not completed its prior, smaller merger with America West - it is not equipped to simultaneously integrate a substantially larger company.

Jerry Grinstein, Delta’s chief executive officer, said, “Our progress over the past year attests to the strength of the Delta brand and the resolve of our 45,000 people who are transforming this company through their hard work. Delta is well along in the process of a top to bottom transformation - implementing changes that have made a vast improvement in our performance. Our plan for a fundamentally new and different airline is working and is creating real value. We will emerge as a thoroughly new Delta that will be a strong global carrier with a solid foundation for profitable growth in a highly competitive environment.”

Business Plan

Delta’s business strategy touches all facets of Delta’s operations - the destinations Delta will serve, the way Delta will serve its customers, and the aircraft Delta will operate - in order to earn customer preference and continue to improve revenue performance.

The five-year business plan projects:

•	Operating margins from 8.0% in 2007 to 10.5% in 2010;

•	EBITDAR margins from 15.7% in 2007 to 17.8% in 2010 (EBITDAR is earnings before interest, taxes, depreciation, amortization and aircraft rent);

•	Over 50% reduction in net long-term debt, from approximately $17 billion in 2005 to approximately $7.5 billion in 2007;ii and

•	A return to profitability in 2007 and an increase in net income, after profit sharing, from approximately $500 million in 2007 to approximately $1.2 billion in 2010.

Edward Bastian, Delta’s executive vice president and chief financial officer, said, “Our business plan is designed to further build on the momentum we have achieved through the successful implementation of our restructuring initiatives. The plan targets best-in-class cost performance which, coupled with continued improvement in revenue performance, will generate the cash flow necessary to reinvest in our operations. The strategy is also designed to enable Delta to generate the strong and stable operating margins with a significantly improved balance sheet necessary to enable us to weather future volatility in the airline industry.”

Restructuring Progress

In September 2005, Delta introduced a comprehensive restructuring plan to realize $3 billion in annual financial improvements by the end of 2007. As of September 30, 2006, the Company had achieved 85% of the $3 billion goal and had $2.8 billion of cash equivalents and short-term investments.

As a result of its ongoing restructuring initiatives, Delta has considerably strengthened its financial condition, with performance among the best in the industry. Key milestones achieved in the past year include the following:

•
For the first nine months of 2006, Delta’s length of haul adjusted passenger unit revenue increased 19% versus the prior year. During the same period, the rest of the airline industry's passenger unit revenue increased 12.6% versus the prior year.iii

•	Delta achieved the lowest cost structure of network carriers and continued to close the gap with low-cost carriers during the third quarter of 2006.

•
Delta was ranked in the top two of all network carriers in overall customer service by J.D. Power and Associates in 2006. In the survey, the Company ranked first for customer services across three metrics - aircraft condition/cleanliness, boarding/deplaning/baggage, and flight crew.

•	Delta has announced the recall of more than 1,250 flight attendants, approximately 330 pilots and 900 maintenance employees.

“Customers are choosing Delta in increasingly greater numbers due to the many in-flight and on-the-ground product and service enhancements that are making our airline even more convenient and enjoyable,” said Jim Whitehurst, Delta’s chief operating officer. “Having right-sized our domestic capacity, we continue to implement a profitable global expansion. We now serve more destinations than any other carrier, with Delta and Delta Connection providing service to more than 300 airports worldwide. In 2006, Delta added nearly 70 new international routes while increasing passenger unit revenues -- a remarkable feat given the significant capacity we added to those markets. We will continue our profitable international expansion in 2007.”

Plan of Reorganization

The Disclosure Statement filed today includes an overview of Delta’s restructuring progress and other information about the Company, a description of distributions to creditors and an analysis of the Plan's feasibility, as well as many of the technical matters required for the Chapter 11 exit process, such as descriptions of who will be eligible to vote on the Plan and the voting process.

Under the Plan, unsecured creditors generally will receive distributions of new Delta common stock to settle their claims. Current holders of Delta common stock will receive no distribution, and those securities will be canceled upon the effective date of the Plan. Delta has said for some time that the Company expected its common stock would not have any value under any Plan of Reorganization the Company might propose.

The Plan contemplates rolling Delta’s debtor-in-possession financing of approximately $2.1 billion into a new financing package that would go into effect when Delta emerges from Chapter 11. Delta has received multiple proposals with competitive terms and conditions for this exit financing.

Court approval of the adequacy of the Disclosure Statement will allow Delta to begin solicitation of votes for confirmation of the Plan of Reorganization.

The Plan and Disclosure Statement filed today may be viewed at www.deltadocket.com.

US Airways Proposal

The Company outlined in a separate press release issued today several of the concerns that Delta’s Board and management believe pose insurmountable hurdles to the proposed US Airways transaction, including:

•
The transaction is not likely to receive antitrust clearance from regulators because it would negatively impact consumers and their communities. The US Airways proposal would be subject to a lengthy Department of Justice review process, during which Delta would be forced to remain in bankruptcy.

•
There are overwhelming labor issues that would preclude the combination from attaining the claimed synergies. The Delta unit of the Air Line Pilots Association, the union representing Delta’s more than 6,000 pilots, has said - and Delta agrees - that Delta’s pilot contract would prohibit the combined company from implementing capacity reductions that US Airways asserts are the economic foundation of the proposed transaction.

•	The flawed economic assumptions underpinning the “synergies” in the US Airways proposal would result in vastly lower value than US Airways claims.

•
The combined company would have the highest total debt load in the airline industry - approximately $23 billion - which would seriously limit its financial flexibility and ability to withstand the volatility of the industry.

•
The proposal’s domestic-focused strategy, which calls for a significant reduction in service and would result in a decline in service quality, would reverse Delta’s progress and erode the value of its brand.

•
US Airways continues to experience significant integration problems and has not completed its prior, smaller merger with America West. It is not equipped to simultaneously integrate a substantially larger company

A separate press release and additional information about Delta’s detailed analysis of the US Airways proposal can be accessed at Delta.com/restructure. Additional information about customer, community and employee reaction to the proposal can be accessed at KeepDeltaMyDelta.org. The Company will host a webcast to discuss the filing of its Plan of Reorganization and Board of Directors’ rejection of the US Airways proposal this morning at 8:30am today. It can be accessed at Delta.com/investors.

Footage of Jerry Grinstein, chief executive officer, commenting on today’s news, and B-roll material can be accessed from 8:30 am to 9:00 am Eastern at:

Satellite:	Galaxy 3C-C3
Band:	C Analog
Downlink Frequency:	3760 Horizontal
Audio:	6.2L/6.8R
Orbital Slot:	95 Degrees West

About Delta

Delta Air Lines (Other OTC: DALRQ) offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 303 destinations in 52 countries. With more than 50 new international routes added in the last year, Delta is America’s fastest growing international airline and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers more than 400 weekly flights to 56 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 459 worldwide destinations in 97 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to prosecute, confirm and consummate the plan of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by the plan of reorganization or upon which consummation of such plan may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of the plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K, filed on March 27, 2006 and its Form 10-Q, filed on November 9, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under the plan of reorganization, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of December 19, 2006, and which Delta has no current intention to update.

None of the statements in this news release is a solicitation of votes for or against any plan of reorganization. Any such solicitation will only be made through a disclosure statement approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Contacts:

Media - Delta Corporate Communications
(404) 715-2554

Financial Community - Delta Investor Relations
(404) 715-6679

i These recoveries are based on an assumed consolidated claims pool of $15 billion, which is subject to change; adjustments include the relative valuation of Delta and Comair and the intended equity compensation programs.
ii Reconciliation of GAAP financial measures to Non-GAAP financial measures:

(in millions)	June 30, 2005
Long-term debt and capital leases		$14,082
Aircraft rent for the six months ended	$647
Multiplied by 7	7
Implied aircraft debt		4,529
Adjusted total debt		$18,611
Less:
Cash and cash equivalents	(1,341)
Short-term investments	(330)
Total cash and cash equivalents and short-term investments		(1,671)
Adjusted net debt		$16,940

iii Delta presents length of haul adjusted passenger unit revenue (PRASM) because management believes this provides a more meaningful comparison due to changes in Delta’s route network. A reconciliation of this measure to comparable GAAP measures is included below:

(in cents)	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005
PRASM	10.63	9.30
Length of haul adjustment to industry average for applicable period	(0.37)	(0.65)
Length of haul adjusted PRASM	10.26	8.65